Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Full House Resorts, Inc.
Las Vegas, Nevada

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 29, 2016, relating to the consolidated financial statements of Full House Resorts, Inc. and subsidiaries as of and for the years ended December 31, 2015 and 2014, as they appear in the Annual Report on Form 10-K of Full House Resorts, Inc. for the year ended December 31, 2015, and to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern
Certified Public Accountants

Las Vegas, Nevada
September 13, 2016